EXHIBIT 10.15

NEUTRAL TANDEM, INC.

1 South Wacker Drive

Suite 200

Chicago, IL 60606

November 19, 2004

Mesirow Capital Partners VIII, L.P.

350 N. Clark St.

Chicago, IL 60610

Re: Observation Rights

Ladies and Gentlemen:

This letter will confirm our agreement that effective upon your purchase of                      shares of Series B-1 Convertible Preferred Stock of Neutral Tandem, Inc. (the “Company”), and for so long as you continue to own 50% of such shares, you will be entitled to the following board observation rights, in addition to rights to certain non-public financial information, inspection rights and other rights that you may be entitled to pursuant to the Stock Purchase Agreement and Stockholders’ Agreement among the Company and the investor parties thereto, each dated as of the date hereof:

The Company shall permit one representative of Mesirow Capital Partners VIII, L.P. (“Mesirow”) to attend all meetings of the Board of Directors in a non-voting observer capacity (except as expressly provided herein), which observation right shall include the ability to participate in discussions of the Board of Directors, and shall provide such representative with copies of all notices, minutes, written consents, and other materials that it provides to members of the Board of Directors, at the time it provides them to such members. The observation right must be exercised in person. Mesirow agrees, on behalf of itself and any representative exercising the observation rights set forth herein, that so long as it shall exercise its observation right (i) it shall hold in strict confidence all information and materials that it may receive or be given access to in connection with meetings of the Board of Directors and to act in a fiduciary manner with respect to all information so provided (provided that this shall not limit its ability to discuss such matters with its officers, directors or legal counsel, as necessary), and (ii) the Board of Directors may withhold from it certain information or material furnished or made available to the Board of Directors or exclude it from certain confidential “closed sessions” of the Board of Directors if the furnishing or availability of such information or material or its presence at such “closed sessions” would jeopardize the Company’s attorney-client privilege or if the Board of Directors otherwise reasonably so requires.

The rights described herein shall terminate and be of no further force or effect upon the earliest to occur of (a) the closing of a public offering of shares of the Company’s capital stock pursuant to a registration statement filed by the Company under the Securities Act of 1933 which has become effective thereunder, (b) such time as the Company becomes required to file reports with the Securities and Exchange Commission under Sections 12(g) or 15(d) of the Securities Exchange Act of 1934, or (c) such time as you hold, in the aggregate, less than                      shares of the Series B-1 Convertible Preferred Stock purchased by you on the date hereof.

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Very truly yours,

NEUTRAL TANDEM, INC.

By:	/s/ Ron Gavillet
Name:	Ron Gavillet
Title:	Executive Vice President

ACKNOWLEDGED AND AGREED:

MESIROW CAPITAL PARTNERS VIII, L.P.

By:	Mesirow Financial Services, Inc.
Its General Partner

By:
Name:
Title:

[signature page to Mesirow Observation Rights Letter]